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                                                                      EXHIBIT 11

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                                                     THE LUBRIZOL CORPORATION

                                            Computation of Per Share Earnings (Note A)

                                               (In Thousands, Except Per Share Data)


The computation of primary earnings per share and fully diluted earnings per share is as follows:


                                                          For the Year Ended December 31
                                                        ---------------------------------
                                                         1993          1992         1991
                                                        ------        ------       ------
        Average shares outstanding
        for computation of primary
        earnings per share                              67,706        68,966       69,260

        Add adjustment to treat
        shares for options exercised
        as if such shares were out-
        standing during the entire
        year                                               257           234          124

        Add equivalent shares for
        unexercised options at end
        of year (B)                                        550           626          587
                                                        ------        ------       ------
        Average shares outstanding
        for computation of fully
        diluted earnings per share                      68,513        69,826       69,971
                                                        ======        ======       ======
        Primary earnings per share                      $  .67        $ 1.81       $ 1.79
                                                        ======        ======       ======
        Fully diluted earnings per
        share (C)                                       $  .67        $ 1.79       $ 1.77
                                                        ======        ======       ======

NOTES:    (A)  Share and per share data have been restated to reflect 2-for-1 stock split effected on August 31, 1992.

          (B) Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.

          (C) Fully diluted earnings per share have not been presented in the consolidated statements of income because the dilutive effect is less than 3%.
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